EXHIBIT 23.1


                 CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Regis-tration Statement on Form S-8, pertaining to the U.S. Industries, Inc. USI Retirement Savings & Investment Plan, USI Corporate Office Retirement Savings & Investment Plan, The Huron Retirement Savings & Investment Plan For Employees Represented by UAW Local 213, The Ames Group Retirement Savings & Investment Plan For Employees Represented by USAW Local 7958, O. Ames Co. Retirement Savings Plan, Zurn Retirement Savings Plan and Eljer Tax Reduction Investment Plan, of our report dated November 17, 1997 with respect to the consolidated financial statements and schedule of U.S. Industries, Inc. included in its Annual Report on Amendment No. 1 to Form 10-K/A for the year ended September 30, 1997, and of our report dated June 17, 1997, with respect to the financial statements and schedules of the USI Retirement Savings & Investment Plan (formerly the U.S. Industries, Inc. Retirement Savings & Investment Plan) included in its Annual Report on Form 11-K for the year ended December 31, 1996, both filed with the Securities and Exchange Commission.


                                   ERNST & YOUNG LLP




New York, New York
June 9, 1998